Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, through incorporation by reference in this Registration Statement of Branded Media Corporation on Amendment No. 1 to Form 10-SB, of our report dated February 2, 2006, except as to footnotes 4 and 16 as to which the date is March 17, 2006 with respect to the balance sheet of Branded Media Corporation as of September 30, 2005 and the related statements of operations, stockholders' deficit and cash flows for the years ended September 30, 2005 and 2004.

We also consent to the reference to our Firm under the caption "Interest of Named Experts and Counsel" in such Registration Statement.


/s/ Friedman LLP
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May 10, 2006